Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

Meritage’s Second Quarter 2003 Revenue Rises 32%
Company Sets All-Time Record for 2Q Orders and Backlog

•	$463 MILLION IN HOMES ORDERED – UP 56% FROM 2002 SECOND QUARTER

•	$326 MILLION IN REVENUE – UP 32% FROM 2002 SECOND QUARTER

•	$805 MILLION IN ORDER BACKLOG – UP 46% FROM 2002 SECOND QUARTER

Scottsdale, Arizona and Dallas (July 8, 2003) – Meritage Corporation (NYSE: MTH) today announced all-time record home orders in any single quarter and the highest quarter-end backlog in the Company’s history.

Summary Operating Results

	As of and for the Quarter Ended June 30, (unaudited)

	$ Thousands			Homes

	2003	2002	% Change	2003	2002	% Change

Homes ordered	$463,087	$297,648	56%	1,877	1,144	64%
Homes closed	325,631	246,441	32%	1,258	1,022	23%
Order backlog	804,674	549,510	46%	3,135	2,126	47%

     “We are proud to announce that Meritage achieved all-time record levels of sales and backlog in the second quarter of 2003. In addition, this was our 22nd consecutive quarter to achieve record-setting, quarter-over-quarter home closings and home closing revenue since going public in 1997,” stated Steve Hilton, Co-Chairman and Co-Chief Executive Officer. “Meritage remains a leader in the consolidation of the homebuilding industry as we achieve organic growth in existing markets and successfully integrate in-market and new market acquisitions. We continue to benefit from an environment of healthy demand driven by positive demographic factors coupled with relatively low levels of unsold housing inventory,” concluded Hilton.

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     “Our 2002 acquisitions of Hammonds Homes and Perma-Bilt Homes have been fully integrated and are contributing strongly to the top and bottom lines,” stated John Landon, Co-Chairman and Co-Chief Executive Officer. “These two operations contributed roughly 16% and 10%, respectively, of the Company’s second quarter sales, closings, and backlog values,” said Landon.

     “The dollar value of new orders advanced 11% in the quarter, excluding acquisitions, and 56% overall,” said Mr. Hilton. “This included a 38% rise in the value of Arizona orders, with a 9% increase in actively selling communities over the prior year and strong orders in the Tucson Division. Our Texas operations achieved an 18% increase in the value of new orders (113% including Hammonds). The 26% decline in the value of orders in California was largely the result of the sell-out of some communities ahead of schedule coupled with longer than anticipated development cycles needed to open new communities, causing the number of active communities there to decline 25% from last year’s second quarter. We anticipate improvement there as we plan to open approximately eight new communities in Northern California during the latter half of 2003. Nevada orders remain strong and are exceeding initial expectations for 2003,” concluded Hilton.

     Actively selling communities at the end of the quarter were 137, an increase of 10% from the 125 active communities at March 31, 2003 and an increase of 78% over the 77 active communities open at the end of last year’s second quarter.

     Closing revenue expanded 32% in the quarter overall, but edged lower by 2%, excluding acquisitions, due mainly to a 24% decline in Arizona closing revenue. This decrease resulted from the previously discussed delays that occurred in opening new communities in the latter half of 2002. The number of second quarter orders in Arizona indicates that revenue growth should improve there in the second half of 2003. Closing revenue increased by 24% in Texas excluding Hammonds (102% including Hammonds) and by 7% in California.

     “We are optimistic that closing revenues should grow through the balance of the year, since the value of homes in backlog is up 46% overall,” said Mr. Landon. “Excluding our acquisitions, backlog value is higher by 12%, and in every state we are ahead of the prior year’s second quarter amounts. With respect to orders, we are encouraged by the healthy activity in recent months, despite the continuing soft economy. We believe Meritage is well positioned to continue its growth and we anticipate that 2003 will be another record year for the Company.”

About Meritage Corporation

     Meritage Corporation designs, builds and sells distinctive single-family homes ranging from entry-level to semi-custom luxury and has built approximately 24,000 homes in its 18 year history. The Company was recently ranked as the 14th largest builder in the U.S. for 2002 by Builder Magazine in their May 2003 issue and recently included in THE BLOOMBERG 100 “HOT STOCK”, compiled by Bloomberg Personal

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Finance Magazine in their February 2003 issue. In addition, the Company has been ranked by Forbes magazine as #4 of its “200 Best Small Companies in America”, and has appeared twice on Fortune’s list of the “Fastest Growing Companies in America.” Meritage operates in the Phoenix and Tucson, Arizona markets under the Monterey Homes, Hancock Communities and Meritage Homes brand names, in the Dallas/Ft. Worth, Austin, Houston and San Antonio, Texas markets as Legacy Homes, Hammonds Homes and Monterey Homes, in the East San Francisco Bay and Sacramento, California markets as Meritage Homes and in Las Vegas, Nevada as Perma-Bilt Homes. The Meritage web site is located at: www.meritagehomes.com.

Meritage Corporation and Subsidiaries
Operating Data
($ in thousands)

	For The Three Months Ended June 30				As Of And For The Six Months Ended June 30

	2003		2002		2003		2002

	Homes	$	Homes	$	Homes	$	Homes	$

Homes Ordered:
Texas *	883	181,479	462	85,268	1,674	342,614	934	171,252
Arizona	605	153,260	438	111,491	1,052	276,913	894	228,095
California	169	75,095	244	100,889	349	164,870	476	191,383
Nevada **	220	53,253	n/a	n/a	384	91,554	n/a	n/a

Total	1,877	463,087	1,144	297,648	3,459	875,951	2,304	590,730

Homes Closed:
Texas *	641	130,130	376	64,400	1,247	251,633	739	126,442
Arizona	291	83,192	465	108,999	541	150,317	750	173,725
California	176	77,952	181	73,042	334	145,255	291	116,005
Nevada **	150	34,357	n/a	n/a	272	61,836	n/a	n/a

Total	1,258	325,631	1,022	246,441	2,394	609,041	1,780	416,172

Order Backlog:
Texas *					1,512	309,880	888	160,461
Arizona					977	270,751	920	260,355
California					348	156,542	318	128,694
Nevada **					298	67,501	n/a	n/a

Total					3,135	804,674	2,126	549,510

*Three months ended June 30, 2003 amounts include 368 ($80,701) homes ordered and 230 ($50,122) homes closed from Hammonds Homes. Six months ended June 30, 2003 amounts include 619 ($135,517) homes ordered, 450 ($97,039) homes closed from Hammonds. Homes in backlog at June 30, 2003 include 555 ($120,598) homes from Hammonds.

**Amounts are for Perma-Bilt Homes, acquired in October 2002.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning our expectation of positive operating results in 2003 and beyond, our anticipated revenue growth and operating results in Arizona in 2003 and the number of communities we plan to open in Northern California in 2003. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be

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impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock prices; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the availability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indenture for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to expand pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; new accounting policies or principles or governmental or stock exchange regulations that could affect our corporate governance or accounting methods; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K Report for the year ended December 31, 2002 under the captions “Market for the Registrant’s Common Stock and Related Stockholder Matters – Factors That May Affect Future Stock Performance” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.4 of Meritage’s Form 10-Q for the quarter ended March 31, 2003. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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